Exhibit 99.1

Contact:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. REPORTS SECOND QUARTER FISCAL 2015  RESULTS

JACKSON, Miss. (December 23, 2014)   Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced results for the second quarter and six months ended November 29, 2014.

Net sales for the second quarter of fiscal 2015 were $378.6 million, a 6.9 percent increase compared with net sales of $354.3 million for the second quarter of fiscal 2014.  The Company reported net income of $36.6 million, or $0.76 per basic share and $0.76 per diluted share, for the second quarter of fiscal 2015 compared with $26.1 million, or $0.54 per basic and $0.54 diluted share, for the second quarter of fiscal 2014.

For the first six months of fiscal 2015, net sales were $735.6 million compared with net sales of $673.8 million for the prior-year period.  The Company reported net income of $64.3 million, or $1.34 per basic share and $1.33 per diluted share, for the first half of fiscal 2015 compared with net income of $34.9 million, or $0.73 per basic share and $0.72 per diluted share, for the year-earlier period.

The net income per share numbers for the second quarter and six month periods for fiscal 2015 and fiscal 2014 reflect the two-for-one stock split for shares of the Company’s common stock and Class A common stock, effective October 31, 2014.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased with the continued growth in sales and improved operating performance for the second quarter of fiscal 2015.  These results reflect both a 4.2 percent increase in total dozens of shell eggs sold and 2.9 percent higher average selling prices compared with the second quarter of fiscal 2014.

“Our specialty egg sales continued to trend higher and accounted for 19.0 percent of dozens sold and 26.8 percent of total shell egg sales revenue for the second quarter. Specialty eggs continue to be an important area of focus for Cal-Maine Food’s growth strategy.  We have recently expanded our market reach through our latest joint venture, Southwest Specialty Eggs, LLC, with licensing agreements for the sale of Egg-Land’s Best® and Land O’ Lakes® branded specialty eggs, as well as 4Grain®, Farmhouse Eggs® and other premium brands in Arizona, southern California and Nevada.   We will continue to identify ways to enhance our product mix and provide a variety of healthy choices for our customers.”

Baker added, “We experienced strong demand and favorable market conditions during the second quarter of fiscal 2015.  Our feed costs were 11.0 percent lower than the same period a year ago, and 10.6 percent lower through the first half of this fiscal year.  While corn and soybean meal basis prices are still at relatively high levels, we expect to benefit from more stable feed costs in fiscal 2015 compared to our last fiscal year.

“Overall, our operations have continued to perform very well this quarter and through the first half of this fiscal year.  Operating income for the second quarter of fiscal 2015 was $55.6 million compared with $40.9 million for the second quarter of fiscal 2014.  These results reflect our lower costs and our focused efforts to be an efficient, low-cost producer across all of the Company’s operations. We are pleased with our progress at our latest expansion projects in Florida, Kansas,

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CAL-MAINE FOODS, INC.POST OFFICE BOX 2960    ▪ JACKSON, MISSISSIPPI 39207

PHONE  601-948-6813FAX  601-969-0905

CALM Reports Second Quarter Fiscal 2015 Results

December 23, 2014

Kentucky and Texas, and we believe the additional capacity and improved efficiencies will result in less dependence on outside egg purchases.  We are also expanding our capacity for specialty eggs at both the Kansas and Kentucky facilities, which will enhance our ability to meet the needs of our customers.”

In closing, Baker added, “We are very pleased with our performance through the first half of fiscal 2015 and look forward to the new opportunities ahead for Cal‑Maine Foods.  However, along with the rest of the egg industry, we will be closely monitoring the pending implementation of Proposition 2 and Assembly Bill 1437 related to egg production standards and sales in California.  This legislation, scheduled to be effective January 1, 2015, could have a significant impact on egg production throughout the country.  While it is too early to determine the outcome for our operations, we will continue to manage the aspects of our business we can control.  As such, we remain focused on the key elements of our growth strategy: identify value-added acquisition opportunities, provide the right product mix for our customers with expanded sales of specialty eggs, and maximize our operating efficiencies.  We believe these efforts will continue to produce favorable results for our customers and shareholders in fiscal 2015.”

For the second quarter of fiscal 2015, Cal-Maine Foods will pay a cash dividend of approximately $0.252 per share to holders of its common and Class A common stock.  Pursuant to Cal-Maine Foods’ variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income.  No dividends are paid in a quarter for which the Company does not report net income. The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable February 12, 2015, to shareholders of record on January 28, 2015. Selected operating statistics for the second quarter and year to date periods of fiscal 2015 compared with the prior year periods are shown below:

	13 Weeks Ended		26 Weeks Ended
	November 29, 2014	November 30, 2013	November 29, 2014	November 30, 2013
Dozen Eggs Sold (000)	263,448	252,766	515,171	495,315
Dozen Eggs Produced (000)	201,283	185,538	393,498	365,265

% Specialty Sales (dozen)	19.0%	16.4%	18.9%	16.3%

Net Average Selling Price (dozen)	$1.379	$1.340	$1.367	$ 1.297
Feed Cost (dozen)	$0.432	$0.486	$0.457	$ 0.512

% Specialty Sales Dollars	26.8%	23.7%	26.8%	24.1%

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs.  The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control.  The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended May 31, 2014, as updated by our

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CALM Reports Second Quarter Fiscal 2015 Results

December 23, 2014

subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K, (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com.  Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Second Quarter Fiscal 2015 Results

December 23, 2014

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	November 29, 2014	November 30, 2013	November 29, 2014	November 30, 2013
Net sales	$378,617	$354,275	$ 735,561	$673,803
Gross profit	92,709	74,667	173,810	119,578
Operating income	55,597	40,858	96,760	51,928
Other income	912	58	2,535	2,769
Income before income taxes and noncontrolling interest	56,509	40,916	99,295	54,697
Income before income taxes attributable to Cal-Maine Foods, Inc.	56,251	40,775	98,507	54,414

Net income	$36,603	$26,106	$ 64,258	$34,862

Net income per share:
Basic	$0.76	$0.54	$ 1.34	$0.73
Diluted	$0.76	$0.54	$ 1.33	$0.72
Weighted average shares outstanding
Basic	48,136	48,091	48,133	48,084
Diluted	48,404	48,275	48,400	48,268

SUMMARY BALANCE SHEETS

	November 29, 2014	May 31, 2014
ASSETS
Cash and short-term investments	$ 201,418	$ 209,259
Receivables	118,850	87,516
Inventories	146,529	146,117
Prepaid expenses and other current assets	4,029	2,501
Current assets	470,826	445,393

Property, plant and equipment (net)	339,249	314,935
Other noncurrent assets	58,513	51,333
Total assets	$ 868,588	$ 811,661

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 100,085	$ 80,434
Current maturities of long-term debt	10,047	10,216
Deferred income taxes	30,617	30,451
Current liabilities	140,749	121,101

Long-term debt, less current maturities	45,845	50,877
Deferred income taxes and other liabilities	43,338	44,938
Stockholders' equity	638,656	594,745
Total liabilities and stockholders' equity	$ 868,588	$ 811,661

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